As filed with the Securities and Exchange Commission on April 21, 2003
Registration No. 333-104419

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NETGEAR, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3577	77-0419172
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

NETGEAR, Inc.

4500 Great America Parkway
Santa Clara, California 95054
(408) 907-8000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Patrick C.S. Lo

Chairman and Chief Executive Officer
NETGEAR, Inc.
4500 Great America Parkway
Santa Clara, California 95054
(408) 907-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John T. Sheridan, Esq. John B. Turner, Esq. Virginia E. Rosas, Esq. Michael Post, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300	Patrick A. Pohlen, Esq. Laura I. Bushnell, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)(2)	Registration Fee(3)

Common Stock, par value $0.001 per share	$115,000,000	$9,304

(1)	Estimated solely for the purpose of computing the amount of the registration fee, in accordance with Rule 457(o) promulgated under the Securities Act of 1933.

(2)	Includes shares which the underwriters have the option to purchase to cover over-allotments, if any.

(3)	$9,304 was previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Item 13. Other Expenses of Issuance and Distribution.
Item 14. Indemnification of Officers and Directors.
Item 15. Recent Sales of Unregistered Securities.
Item 16. Exhibits and Financial Statement Schedules.
Item 17. Undertakings.
SIGNATURES
EXHIBIT 10.9
EXHIBIT 10.15
EXHIBIT 10.16
EXHIBIT 10.17
EXHIBIT 10.18
EXHIBIT 10.20
EXHIBIT 10.21
EXHIBIT 10.23
EXHIBIT 10.24
EXHIBIT 10.25
EXHIBIT 10.26
EXHIBIT 10.27
EXHIBIT 10.29
EXHIBIT 10.30

          The purpose of this Amendment No. 1 is solely to file certain exhibits to the Registration Statement as set forth below in Item 16(a) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

      The following table sets forth all expenses to be paid by the registrant, other than the underwriting discount, in connection with this offering. All amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Amount to be
Paid

SEC registration fee	$9,304
NASD filing fee	12,000
Nasdaq National Market listing fee	100,000
Printing and engraving	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue sky fees and expenses (including legal fees)	7,500
Transfer agent and registrar fees	*
Miscellaneous	*

Total	$ *

*	To be completed by amendment.

Item 14.     Indemnification of Officers and Directors.

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

      The registrant’s certificate of incorporation and bylaws provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

      In addition, the registrant has entered into separate indemnification agreements with its directors, officers and certain employees which requires the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. The registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

      These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

      The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15.     Recent Sales of Unregistered Securities.

      The registrant has sold and issued the following securities since April 1, 2000:

(a) On March 14, 2003, we promised to grant options to purchase an aggregate of 110,911 shares of our common stock to certain employees at an exercise price to be determined on the date of grant.

(b) On February 3, 2003, we issued options to purchase an aggregate of 7,000 shares of our common stock at an exercise price of $8.57 per share to an employee.

(c) On January 6, 2003, we issued options to purchase an aggregate of 122,500 shares of our common stock at an exercise price of $8.57 per share to an employee.

(d) On December 16, 2002, we issued options to purchase an aggregate of 10,500 shares of our common stock at an exercise price of $8.57 per share to certain employees.

(e) On December 6, 2002, we issued options to purchase an aggregate of 53,375 shares of our common stock at an exercise price of $8.57 per share to certain employees.

(f) On November 4, 2002, we issued options to purchase an aggregate of 105,000 shares of our common stock at an exercise price of $6.00 per share to an employee.

(g) On October 31, 2002, we issued options to purchase an aggregate of 298,900 shares of our common stock at an exercise price of $6.00 per share to certain employees.

(h) On October 30, 2002, we issued options to purchase an aggregate of 220,127 shares of our common stock at an exercise price of $6.00 per share to certain employees pursuant to our 2002 stock option exchange program.

(i) On September 11, 2002, we issued options to purchase an aggregate of 61,250 shares of our common stock at an exercise price of $6.00 per share to Linwood A. Lacy, Jr., a member of our board of directors.

(j) On August 31, 2002, we issued options to purchase an aggregate of 70,000 shares of our common stock at an exercise price of $5.54 per share to certain employees.

(k) On July 31, 2002, we issued options to purchase an aggregate of 464,293 shares of our common stock at an exercise price of $5.10 per share to certain employees.

(l) On June 30, 2002, we issued options to purchase an aggregate of 90,125 shares of our common stock at an exercise price of $4.65 per share to certain employees.

(m) On May 31, 2002, we issued options to purchase an aggregate of 109,375 shares of our common stock at an exercise price of $4.21 per share to certain employees.

(n) On April 30, 2002, we issued options to purchase an aggregate of 54,250 shares of our common stock at an exercise price of $3.76 per share to certain employees.

(o) On April 22, 2002, we issued options to purchase an aggregate of 43,750 shares of our common stock at an exercise price of $3.31 per share to Michael Ressner, a former member of our board of directors.

(p) On March 31, 2002, we issued options to purchase an aggregate of 81,095 shares of our common stock at an exercise price of $3.31 per share to certain employees.

(q) On March 13, 2002, we granted a fully vested warrant to purchase an aggregate of 218,750 shares of our common stock to Shamrock Capital Advisors, Inc. at an exercise price of $1.29 per share.

(r) On February 8, 2002, we issued options to purchase an aggregate of 851,758 shares of our common stock at an exercise price of $1.29 per share to certain employees.

(s) On February 7, 2002, we issued and sold an aggregate of 10,937,386 shares of Series C Preferred Stock to our investors at the time at a purchase price of $1.29 per share. The Series C Preferred Stock is convertible into an equal number of shares of common stock, subject to future adjustments for dilution.

(t) On April 26, 2001, we issued options to purchase an aggregate of 90,125 shares of our common stock at an exercise price of $8.57 per share to certain employees.

(u) On March 20, 2001, we issued options to purchase an aggregate of 52,500 shares of our common stock at an exercise price of $8.57 per share to certain employees.

(v) On January 30, 2001, we issued options to purchase an aggregate of 372,313 shares of our common stock at an exercise price of $8.57 per share to certain employees.

(w) On October 24, 2000, we issued options to purchase an aggregate of 635,600 shares of our common stock at an exercise price of $8.57 per share to certain employees.

(x) On August 29, 2000, we issued options to purchase an aggregate of 614,250 shares of our common stock at an exercise price of $7.25 per share to certain employees.

(y) On July 18, 2000, we issued options to purchase an aggregate of 430,500 shares of our common stock at an exercise price of $4.88 per share to certain employees.

(z) On April 5, 2000, we issued options to purchase an aggregate of 3,531,551 shares of our common stock at an exercise price of $4.51 per share to certain employees.

      The issuance of securities describe in item 15(a) through 15(z) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sale of these securities were made without general solicitation or advertising.

Item 16.     Exhibits and Financial Statement Schedules.

      (a) The following exhibits are filed herewith:

Exhibit
Number	Exhibit Title

1.1	Form of Underwriting Agreement.**
3.1	Amended and Restated Certificate of Incorporation of registrant.**
3.2	Form of Amended and Restated Certificate of Incorporation of registrant to be effective prior to the closing of the initial public offering.**
3.3	Form of Amended and Restated Certificate of Incorporation of registrant to be filed after the closing of the initial public offering.**
3.4	Bylaws of the registrant, and Certificate of Amendment No. 1 of the Bylaws, dated January 11, 2002.**
3.5	Bylaws of the registrant to be effective upon the closing of the initial public offering.**
4.1	Form of registrant’s common stock certificate.*
4.2	Amended and Restated Investor Rights Agreement, dated February 7, 2002, by and between the registrant and the individuals and entities listed therein.**

Exhibit
Number		Exhibit Title

4.3		Common Stock Warrant Agreement, dated March 13, 2002, issued by the registrant to Shamrock Capital Advisors, Inc.**
5.1		Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.*
10.1		Form of Indemnification Agreement for directors and officers.**
10.2		2000 Stock Option Plan and forms of agreements thereunder.**
10.3		2003 Stock Plan and forms of agreements thereunder to be effective upon the closing of the initial public offering.**
10.4		2003 Employee Stock Purchase Plan to be effective upon the closing of the initial public offering.**
10.5		Employment Agreement, dated December 3, 1999, between the registrant and Patrick C.S. Lo.**
10.6		Employment Agreement, dated July 15, 2002, between the registrant and Ray Robidoux.**
10.7		Employment Agreement, dated August 10, 2001, between the registrant and Jonathan R. Mather.**
10.8		Employment Agreement, dated December 9, 1999 between the registrant and Mark G. Merrill.**
10.9		Employment Agreement, dated October 14, 2002, between the registrant and Leslie A. Adams.
10.10		Employment Agreement, November 4, 2002, between the registrant and Michael F. Falcon.**
10.11		Employment Agreement, dated January 6, 2003 between the registrant and Charles T. Olson.**
10.12		Subordinated Unsecured Convertible Promissory Note, dated February 7, 2002, issued by the registrant to Nortel Networks Limited.**
10.13		Loan and Security Agreement, dated July 25, 2002, between the registrant and Comerica Bank-California.**
10.14		Standard Office Lease, dated December 3, 2001, between the registrant and Dell Associates II-A, and First Amendment to Standard Office Lease, dated March 21, 2002.**
10	.15†	Distributor Agreement, dated March 1, 1997, between the registrant and Tech Data Product Management, Inc.
10	.16†	Distributor Agreement, dated March 1, 1996, between the registrant and Ingram Micro Inc., as amended by Amendment dated October 1, 1996 and Amendment No. 2 dated July 15, 1998.
10	.17†	Non-exclusive Distributor Agreement, dated September 25, 1995, between registrant and Computer 2000 AG, as amended by Amendment dated September 30, 1996.
10	.18†	Master Purchase Agreement, dated February 11, 2003, between the registrant and Lite-On Technology Corporation.
10.19		OEM Terms and Conditions, dated June 1, 1996, between the registrant and Delta Electronics, Inc.**
10	.20†	Vendor Agreement, dated September 24, 2001, between the registrant and Best Buy Co., Inc.
10	.21†	Product Service Addendum to the Vendor Agreement, dated September 21, 2001, between the registrant and Best Buy Co., Inc., and Addendum Consignment Agreement to the Vendor Agreement, dated January 1, 2002.
10	.22†	Global Vendor Program Agreement, dated February 1, 2003, between the registrant and Staples the Office Superstore, Inc., as amended by Consignment Amendment dated May 21, 2002.*
10	.23†	Vendor Agreement, dated March 26, 1998, between the registrant and Fry’s Electronics, Inc.
10	.24†	Retail Outlet Retailer Agreement, dated April 1, 1998, between the registrant and Circuit City Stores, Inc.
10	.25†	Warehousing Agreement, dated July 5, 2001, between the registrant and APL Logistics Americas, Ltd.
10	.26†	Distribution Operation Agreement, dated April 27, 2001, between the registrant and Furness Logistics bv.
10	.27†	Distribution Operation Agreement, dated December 1, 2001, between the registrant and Kerry Logistics (Hong Kong) Limited.

Exhibit
Number		Exhibit Title

10.28		Services Agreement, dated March 11, 2000, between the registrant and TRINET Employer Group, Inc.**
10	.29†	Wholesale Vendor Agreement, dated August 28, 2002, between the registrant and Costco Wholesale Corporation and The Price Company.
10	.30†	Master Purchase Agreement, dated March 27, 2003, between the registrant and Cameo Communications Corporation.
21.1		List of subsidiaries.**
23.1		Consent of Deloitte & Touche LLP, Independent Auditors.**
23.2		Report of Deloitte & Touche LLP, Independent Auditors, on Financial Statement Schedule.**
23.3		Consent of PricewaterhouseCoopers LLP, Independent Accountants.**
23.4		Report of PricewaterhouseCoopers LLP, Independent Accountants, on Financial Statement Schedule.**
23.5		Consent of Counsel (included in Exhibit 5.1).*
24.1		Power of Attorney (see page II-6 of the Registration Statement).**
99.1		Schedule II — Valuation and Qualifying Accounts.**

*	To be filed by amendment.

**	Previously filed.

†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Item 17.     Undertakings.

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, County of Santa Clara, State of California, on the 21st day of April, 2003.

NETGEAR, INC.

By:	/s/ PATRICK C.S. LO

Patrick C.S. Lo
(Principal Executive Officer)

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ PATRICK C.S. LO Patrick C.S. Lo		Chairman and Chief Executive Officer (Principal Executive Officer)	April 21, 2003

/s/ JONATHAN MATHER Jonathan Mather		Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 21, 2003

* Timothy M. Brown		Director	April 21, 2003

* Linwood A. Lacy, Jr.		Director	April 21, 2003

* Gerald A. Poch		Director	April 21, 2003

* Gregory J. Rossmann		Director	April 21, 2003

* Stephen D. Royer		Director	April 21, 2003

*By:	/s/ JONATHAN MATHER Jonathan Mather Attorney-in-Fact		April 21, 2003

EXHIBIT INDEX

Exhibit
Number		Exhibit Title

1.1		Form of Underwriting Agreement.**
3.1		Amended and Restated Certificate of Incorporation of registrant.**
3.2		Form of Amended and Restated Certificate of Incorporation of registrant to be effective prior to the closing of the initial public offering.**
3.3		Form of Amended and Restated Certificate of Incorporation of registrant to be filed after the closing of the initial public offering.**
3.4		Bylaws of the registrant, and Certificate of Amendment No. 1 of the Bylaws, dated January 11, 2002.**
3.5		Bylaws of the registrant to be effective upon the closing of the initial public offering.**
4.1		Form of registrant’s common stock certificate.*
4.2		Amended and Restated Investor Rights Agreement, dated February 7, 2002, by and between the registrant and the individuals and entities listed therein.**
4.3		Common Stock Warrant Agreement, dated March 13, 2002, issued by the registrant to Shamrock Capital Advisors, Inc.**
5.1		Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.*
10.1		Form of Indemnification Agreement for directors and officers.**
10.2		2000 Stock Option Plan and forms of agreements thereunder.**
10.3		2003 Stock Plan and forms of agreements thereunder to be effective upon the closing of the initial public offering.**
10.4		2003 Employee Stock Purchase Plan to be effective upon the closing of the initial public offering.**
10.5		Employment Agreement, dated December 3, 1999, between the registrant and Patrick C.S. Lo.**
10.6		Employment Agreement, dated July 15, 2002, between the registrant and Ray Robidoux.**
10.7		Employment Agreement, dated August 10, 2001, between the registrant and Jonathan R. Mather.**
10.8		Employment Agreement, dated December 9, 1999 between the registrant and Mark G. Merrill.**
10.9		Employment Agreement, dated October 14, 2002, between the registrant and Leslie A. Adams.
10.10		Employment Agreement, November 4, 2002, between the registrant and Michael F. Falcon.**
10.11		Employment Agreement, dated January 6, 2003 between the registrant and Charles T. Olson.**
10.12		Subordinated Unsecured Convertible Promissory Note, dated February 7, 2002, issued by the registrant to Nortel Networks Limited.**
10.13		Loan and Security Agreement, dated July 25, 2002, between the registrant and Comerica Bank-California.**
10.14		Standard Office Lease, dated December 3, 2001, between the registrant and Dell Associates II-A, and First Amendment to Standard Office Lease, dated March 21, 2002.**
10	.15†	Distributor Agreement, dated March 1, 1997, between the registrant and Tech Data Product Management, Inc.
10	.16†	Distributor Agreement, dated March 1, 1996, between the registrant and Ingram Micro Inc., as amended by Amendment dated October 1, 1996 and Amendment No. 2 dated July 15, 1998.
10	.17†	Non-exclusive Distributor Agreement, dated September 25, 1995, between registrant and Computer 2000 AG, as amended by Amendment dated September 30, 1996.
10	.18†	Master Purchase Agreement, dated February 11, 2003, between the registrant and Lite-On Technology Corporation.
10.19		OEM Terms and Conditions, dated June 1, 1996, between the registrant and Delta Electronics, Inc.**
10	.20†	Vendor Agreement, dated September 24, 2001, between the registrant and Best Buy Co., Inc.

Exhibit
Number		Exhibit Title

10	.21†	Product Service Addendum to the Vendor Agreement, dated September 21, 2001, between the registrant and Best Buy Co., Inc., and Addendum Consignment Agreement to the Vendor Agreement, dated January 1, 2002.
10	.22†	Global Vendor Program Agreement, dated February 1, 2003, between the registrant and Staples the Office Superstore, Inc., as amended by Consignment Amendment dated May 21, 2002.*
10	.23†	Vendor Agreement, dated March 26, 1998, between the registrant and Fry’s Electronics, Inc.
10	.24†	Retail Outlet Retailer Agreement, dated April 1, 1998, between the registrant and Circuit City Stores, Inc.
10	.25†	Warehousing Agreement, dated July 5, 2001, between the registrant and APL Logistics Americas, Ltd.
10	.26†	Distribution Operation Agreement, dated April 27, 2001, between the registrant and Furness Logistics bv.
10	.27†	Distribution Operation Agreement, dated December 1, 2001, between the registrant and Kerry Logistics (Hong Kong) Limited.
10.28		Services Agreement, dated March 11, 2000, between the registrant and TRINET Employer Group, Inc.**
10	.29†	Wholesale Vendor Agreement (Basic), dated August 28, 2002, between the registrant and Costco Wholesale Corporation and The Price Company.
10	.30†	Master Purchase Agreement, dated March 27, 2003, between the registrant and Cameo Communications Corporation.
21.1		List of subsidiaries.**
23.1		Consent of Deloitte & Touche LLP, Independent Auditors.**
23.2		Report of Deloitte & Touche LLP, Independent Auditors, on Financial Statement Schedule.**
23.3		Consent of PricewaterhouseCoopers LLP, Independent Accountants.**
23.4		Report of PricewaterhouseCoopers LLP, Independent Accountants, on Financial Statement Schedule.**
23.5		Consent of Counsel (included in Exhibit 5.1).*
24.1		Power of Attorney (see page II-6 of the Registration Statement).**
99.1		Schedule II — Valuation and Qualifying Accounts.**

*	To be filed by amendment.

**	Previously filed.

†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.